Exhibit 10.14

Employee Agreement Not to Compete

This agreement made and entered into on the 2nd day of January 2022 by and between ITG Communications, LLC a Tennessee corporation (“ITG”), and Joel Rivas, (“You/your”),

WHEREAS, you are being employed in a full-time capacity for ITG, and in that capacity will have access to customer lists and other confidential information of ITG.

WHEREAS, ITG is willing to make a hiring investment, and to provide Employee access to such information, but only if ITG and ITG’s Clients have protection against Employee using such information to the disadvantage of ITG or ITG’s Client as either a current or past employee.

NOW, THEREFORE, in consideration of the premises, it is agreed that:

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Employee will not operate any type of separate company or participate in a competitive effort that in any way competes with ITG and its normal business operations while employed and 12-months thereafter.

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Employee shall not directly or indirectly deal with, make sales of such products or services, accept full time, part time, or contract employment with any clients that employee was represented by ITG during their employment at ITG and 12-months thereafter.

•	Employee shall not directly or indirectly solicit any ITG employee or contracted employee while employed and 12-months thereafter.

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Clients are contractually bound not to directly hire ITG Employees or to solicit your services away from ITG in any fashion or for any reason. If you are ever approached by the client to do this, you will remind them of the client’s contractual agreement with ITG and will immediately contact your ITG Manager and advise of the situation.

ITG Communications, LLC

By:	/s/ Makeale Reid
(Authorized Signature)

/s/ Joel Rivas
(Employee / Contractor)

1531 Hunt Club Blvd Suite 210 • Gallatin, TN 37066 • (615) 447-5347

www.i-t-g.net